                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|_|      Preliminary Proxy Statement
|_|      Confidential, For Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|X|      Definitive Additional Materials
|_|      Soliciting Materials Under Rule 14a-12

                         WORLD WASTE TECHNOLOGIES, INC.
   ---------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   ---------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

|X|         No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

            (1) Title of each class of securities to which transaction applies:

            (2)   Aggregate number of securities to which transaction applies:

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            (4)   Proposed maximum aggregate value of transaction:

            (5)   Total fee paid:

|_|         Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1) Amount Previously Paid:
            (2) Form, Schedule or Registration Statement No.:
            (3) Filing Party:
            (4) Date Filed:

THIS FILING CONSISTS OF INFORMATION THAT WILL BE POSTED BY WORLD WASTE TECHNOLOGIES, INC. ON ITS WEBSITE AND THAT MAY BE DISTRIBUTED TO WORLD WASTE SHAREHOLDERS, RELATING TO THE PROPOSED MERGER WITH VERTEX ENERGY, INC.


                    VERTEX / WORLD WASTE TECHNOLOGIES MERGER
                               QUESTIONS & ANSWERS

Q. WHAT DO I AS A SHAREHOLDER NEED TO DO?
A. Check the boxes on the proxy card and send it in to:

BY MAIL
-------
ISSUER DIRECT - PROXY SERVICES
201 Shannon Oaks Circle
Suite 105
Cary, NC 27511-5570
Please mail the proxy card as soon as possible (but in no event later than March 1, 2009) to ensure that it is received prior to the meeting date of March 6, 2009.

BY FAX
------
You can fax in your proxy card to 202-521-3464

BY INTERNET
-----------
You can vote over the Internet by visiting HTTPS://WWW.IPROXYDIRECT.COM.

To vote online you will need the information from the proxy card (Proxy ID, Password, Control Number) you received in the mail. If you do not have your proxy card, you may obtain the necessary information by calling Proxy Direct at
(919) 481-4000 or by emailing proxy@issuerdirect.com. After connecting, select option 3 twice to be connected with the appropriate representative. For security purposes, please be prepared to supply:

         1. Your name
         2. Approximate number/class of shares held
         3. Email address
         4. Telephone number

After receiving this information, you will receive an email of the proxy card and any other materials that you request, which were included in the original mailing.

Q. DO I NEED TO ATTEND THE MEETING IN ORDER TO VOTE?

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

A. No, you can vote by sending in the proxy.

Q. WHAT DO I DO IF I DID NOT RECEIVE MY PROXY?
A. You need to immediately call Proxy Direct at (919) 481-4000. After connecting, select option 3 twice to be connected with the appropriate representative. You may wish to respond on the internet (see instructions above). Alternatively, you may send an email with your request to proxy@issuerdirect.com.

Q. WHAT HAPPENS IF I VOTE "NO" BUT THE DEAL STILL GOES THROUGH?
A. You will get the same merger consideration as everyone else even if you vote no, unless you seek appraisal rights. That process is complicated and is described in the proxy.

Q. WHAT DO I DO WITH MY STOCK CERTIFICATES?
A. Nothing for now. Once the merger closes, we will send you another letter with detailed instructions on how to exchange your stock certificates and/or warrants.

Q. WHEN IS THE MERGER GOING TO CLOSE?
A. Assuming the shareholders approve it, we expect the merger to close the week of March 9. However, there may be any number of issues that could delay the final closing date.

Q. WHAT IF THE DEAL IS NOT APPROVED?
A. We will continue to seek other alternatives, but if we are unable to identify another opportunity or restructure our preferred stock, it is highly likely that the company will be liquidated and all of our remaining assets, including all of our remaining cash, would be distributed to the preferred shareholders. In this case, it is highly likely that the preferred shareholders would receive a small fraction of their original investment and the common shareholders would receive nothing, given the liquidation preferences held by the preferred shareholders outlined in greater detail below.

Q. HOW MUCH OF THE COMBINED COMPANY DO WORLD WASTE SHAREHOLDERS END UP WITH AFTER THE MERGER?
A. The existing World Waste shareholders, as a group, will retain approximately 56% of the combined company's equity ownership.

Q. HOW MUCH ARE WE PAYING FOR VERTEX?

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

A. We are paying $4.4 million to the Vertex shareholders and we are contributing the balance of our cash (approximately $2.4 million) to the combined public company. So, in total we are paying $6.8 million for approximately 56% of Vertex.

Q. WHAT WILL HAPPEN TO WORLD WASTE'S BUSINESS AFTER CLOSING?
A. Vertex may continue to pursue the opportunities that World Waste developed in the renewable power sector; however, these opportunities have a significant amount of technical, development and financial risk and would require raising additional capital. While World Waste believed the renewable energy strategy was feasible, the inherent risks, the need to raise significant new capital, and the expected dilution to our existing shareholders from new capital, led us to the conclusion that the merger with Vertex held the best chance to maximize shareholder value.

Q. HOW MANY SHARES WILL BE OUTSTANDING AFTER THE MERGER, AND HOW MANY WILL BE IN THE PUBLIC FLOAT?
A. Immediately following the merger, there will be approximately 8.95 million common shares outstanding and 4.73 million preferred shares outstanding. The majority of the common shares will be subject to certain restrictions on sale, therefore, we estimate the public float to be approximately 1.55m common shares immediately following the merger.

Q. WHAT ARE THE EXCHANGE RATIOS FOR THIS TRANSACTION? A. The exchange ratios are as follows:

Series A: 1 share of World Waste Series A preferred stock will be exchanged for.4062 shares of Vertex Series A preferred stock.

Series B: 1 share of World Waste Series B preferred stock will be exchanged for
          11.651 shares of Vertex Series A preferred stock.

Common: 1 share of World Waste common stock will be exchanged for .10 shares of Vertex common stock.

Q. HOW WERE THESE EXCHANGE RATIOS DETERMINED?
A. These ratios were negotiated between Vertex, World Waste and some of our major shareholders with input from our financial and other advisors. We believe these ratios reflect a fair exchange for the World Waste shareholders and for each class of our shareholders.

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


Q. WILL MY NEW SHARES IN THE COMBINED COMPANY BE "FREE-TRADING"?
A. Generally speaking yes, although keep in mind that there may not be a market for the shares until we are approved for trading on the bulletin board. Also, if you are a World Waste preferred shareholder, there will likely be no trading market for your preferred shares, therefore, you will need to convert your preferred shares into common stock before you can trade them. Also, in order to create an orderly market for the trading of the combined company shares, all Vertex shareholders and certain World Waste common shareholders who were part of the original founding group for World Waste have agreed to a uniform restriction arrangement on the sale of their shares. The terms of this restriction are: no sales for 1 year following the merger closing; the ability to sell up to 5% of any restricted investor's total holdings per quarter for eight (8) quarters following the 1 year anniversary of the closing of the merger; followed by no restrictions on sales after that eight quarter period. Should Vertex's overall stock price hit certain trading and volume targets, then all of these restrictions would be removed for all shareholders. The preferred stock to be issued to our shareholders will be convertible into shares of Vertex common stock, although such conversion will be subject to the same restrictions.

Q. WHY ARE THE COMMON SHAREHOLDERS SUFFERING MOST OF THE DILUTION IN THIS TRANSACTION (AND NOT THE PREFERRED SHAREHOLDERS)? A. Currently, the World Waste preferred shareholders possess a large liquidation preference and put right, whereby in April 2010, the preferred shareholders can REQUIRE that the company redeem these preferred shares by paying the preferred shareholders approximately $46 million in cash. This potential redemption impairs the value of World Waste common stock significantly. With this in mind, we believe it is fair and appropriate for the World Waste common stock shareholders to retain a diluted equity value.

Q. ARE ALL OF OUR SHAREHOLDERS BEING TREATED THE SAME?
A. All shareholders of each class (Common, Series A preferred and Series B preferred) are treated the same with respect to voting rights (although the holders of the Vertex Series A preferred will have the right to appoint a member of the board of directors), however, as described above, the preferred will receive a greater ownership position in the combined company due to their preferred position. The existing World Waste preferred shareholders will convert into a preferred class of shares at the combined company with an approximately $7m liquidation preference in the event of the sale or winding down of Vertex (as opposed to the current approximately $46m liquidation preference).

Q. HOW DOES THE NEW COMBINED COMPANY PREFERRED STOCK COMPARE TO THE EXISTING WORLD WASTE PREFERRED STOCK?

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A. The new preferred stock in the combined company has significantly fewer rights than the existing World Waste preferred stock. For example, there is a much lower liquidation preference (approximately $7mm following the merger versus approximately $46mm prior to the merger), no right to put the shares to the company, and lower thresholds for a forced conversion. The preferred will also have the restrictions on conversion as described previously.

Q. WHO WILL RUN THE NEW COMPANY?
A. Ben Cowart, the current CEO of Vertex Energy, LP will be the Chairman and CEO of the combined public company. John Pimentel, the CEO of World Waste will remain on the Vertex board of directors and will sit on key committees. Mr. Pimentel and Matthew Lieb, World Waste's COO, will be officers of the combined company and their focus will be on business development, mergers and acquisitions, strategy development, capital formation, and company operations. There will be an entirely new board of directors for the combined company.

Q. WHY DON'T WE JUST LIQUIDATE THE COMPANY?
A. After thorough consideration, the World Waste management and board of directors concluded that the Vertex merger offers all World Waste shareholders a greater chance of earning a higher return than simply liquidating World Waste. However, if the merger is not approved, liquidation of the company is a likely result. Liquidation would almost certainly result in all of the proceeds being distributed to the preferred shareholders because of their existing liquidation preference.

Q. WHAT HAPPENS TO MY WARRANTS?
A. They will remain as warrants to buy stock in the combined company (adjusted for the merger exchange ratio). Please hold on to your warrants, after the merger closes you will receive detailed instruction on how to exchange any outstanding World Waste warrants for combined company warrants.

Q. WHAT IS THE SERIES B PREFERRED STOCK THAT WILL BE ISSUED TO BEN COWART?
A. This class has no economic rights and provides Mr. Cowart the ability to nominate 4 of the 5 members to the company's board of directors. It is expected that this Series B will need to be cancelled when Vertex is ready to be listed on a national exchange in compliance with the national exchanges rules.

Q. WHAT WILL THE NEW TRADING SYMBOL BE?
A. We expect to be informed of the new symbol shortly after the merger is closed.

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

Q. AT WHAT PRICE WILL THE SHARES TRADE?
A. We do not know how the market will react to this merger and can make no predictions about the future share price.

Q. IS THIS A GOOD DEAL?
A. The World Waste board and management believe the merger with Vertex is our company's best available alternative. The board and management recommend that the shareholders vote to approve the merger.

Q. DO I HAVE TO READ THIS ENTIRE PROXY?
A. We recommend that you do, with particular emphasis on the Q&A and summary sections, as well as the Risk Factors.

Q. WHAT IS THE BUSINESS OF VERTEX?
A. Vertex has three primary lines of business as described below:


         Vertex Nevada engages primarily in the recycling of used motor oil and other hydrocarbons. This is accomplished (1) through Vertex Nevada's Black Oil division, which aggregates used motor oil from third-party collectors and manages the delivery of this feedstock primarily to a third-party re-refining facility and (2) through Vertex Nevada's Refining and Marketing division, which aggregates hydrocarbon streams from collectors and generators and manages the delivery of the hydrocarbon waste products to a third-party facility for further processing, and then manages the sale of the end products. In addition, Vertex Nevada proposes to implement proprietary thermo-chemical upgrading technology that will process used motor oil and convert it to higher value products such as marine diesel oil and vacuum-gas oil. Vertex Nevada generated revenues of approximately $36.5 million and $42.0 million in 2006 and 2007, respectively.

BLACK OIL

         Through its Black Oil division, which has been operational since 2001, Vertex Nevada recycles used motor oil by purchasing it from a network of local and regional collectors with which Vertex Nevada has existing relationships, consolidating it for efficient delivery, and selling it to third-party re-refiners. The collectors obtain motor oil from motor oil change service stations, automotive repair shops, manufacturing facilities, petroleum refineries and petrochemical manufacturing operations, as well as from used motor oil brokers. Historically, substantially all of the feedstock that is gathered from these collectors has been transported by truck, rail, or barge to a third-party re-refinery in Marrero, Louisiana. This re-refinery, which until recently was owned by Chevron-Texaco, purchases Vertex Nevada's feedstock pursuant to an arrangement with Vertex Nevada. The re-refinery then upgrades and sells the product for its own account. A contract with Chevron-Texaco (which was recently assigned by Chevron-Texaco to Omega Refining LLC ("Omega") in connection with the sale of the re-refinery by Chevron-Texaco to Omega), sets forth payment and other terms such as volume and oil specifications and minimum purchase requirements, and includes a minimum fee per gallon plus a performance margin. The contract was initially entered into for a 12-month term in September 2001 and had remained in effect pursuant to a series of annual renewals. Although the contract expired effective September 30, 2008, the parties are currently negotiating a new contract with terms that are expected to be substantially similar to the terms in the prior contract. It is a condition to the closing of the merger that any such contract be assigned to Vertex Nevada. Pending execution of this new contract, the parties have been continuing to perform under the terms of the expired contract. If the relationship between Vertex Nevada and Omega ceases for any reason, Vertex Nevada will seek to replace this re-refinery with other potential customers, including (1) other re-refineries, (2) Gulfcoast #6 oil blenders that Vertex Nevada believes could use Vertex Nevada's product as a cutter-stock for residual fuel oil blends that are sold worldwide, and (3) inland manufacturers that could use Vertex Nevada's product as a replacement btu fuel for #6 oil, #2 oil and natural gas. In each year since Vertex Nevada's inception, sales to this re-refinery have made up more than 10% of Vertex Nevada's consolidated revenues.

         Due to capacity restraints, the Omega re-refinery has been unable, at certain times, to purchase all of the feedstock aggregated by Vertex Nevada. To address this issue, to position itself for growth and to diversify its business, Vertex Nevada recently began diverting a small portion of its feedstock to Vertex Nevada's leased storage facilities in Baytown, Texas. As described in more detail below under "Proposed Re-Refining Division," this feedstock is then re-refined on a research and development basis by an affiliate of Vertex LP utilizing proprietary technologies owned by this affiliate. In May 2008, small amounts of this re-refined oil were successfully sold to third parties. To date, however, substantially all of Vertex Nevada's Black Oil division revenue has been generated through the Chevron-Texaco/Omega contract and relationship.

REFINING AND MARKETING DIVISION

         Through its Refining and Marketing division, which has been operational since 2004, Vertex Nevada recycles hydrocarbon streams by (1) purchasing and aggregating these streams from collectors and generators, (2) managing the delivery of these streams to a third-party facility and determining conditions for re-processing into higher valve refined end-products, and (3) managing the sale of the end-products. Vertex Nevada gathers hydrocarbon streams in the form of petroleum distillates, transmix and other chemical products that have become off-specification during the transportation or refining process. These feedstock streams are purchased from pipeline operators, refineries, chemical processing facilities and third-party providers, processed on Vertex Nevada's behalf by a third-party facility, and then resold by Vertex Nevada. The end products are typically three distillate petroleum streams (gasoline blendstock, fuel oil cutterstock and marine diesel oil), which are sold to major oil companies or to large petroleum trading and blending companies. The end products are delivered by barge and truck to customers. Because the end products that Vertex Nevada sells through this division are commodities, the profitability of this division is driven by the ability of Vertex Nevada to efficiently acquire and aggregate feedstock. In addition, Vertex Nevada seeks to reduce its commodity price risk by maintaining a policy of quick inventory turnover and by seeking to purchase feedstocks at discounts sufficient to provide adequate protection against market volatility in commodity pricing.

PROPOSED RE-REFINING DIVISION

         In an effort to diversify Vertex LP's business operations, in 2005, Cedar Marine Terminal ("CMT"), an affiliate of Vertex LP, acquired a third-party's development stage business formed to employ a proprietary thermo-chemical upgrading technology designed to process used motor oil and convert it to higher value products such as vacuum gas oil, marine diesel oil, and asphalt flux. The pilot plant for this business was completed and successfully commissioned by the original owner in 2002, and a full-scale facility was completed in 2003. This full-scale facility failed, however, due to, among other issues, poor construction on the reactor. CMT recently began re-refining and selling a limited amount of product utilizing a second proprietary technology on a test-basis. Vertex Nevada will have the right to license this technology from CMT on a cost -plus -10% basis, and will have the right to purchase CMT (and therefore the equipment and intellectual property used in the process) pursuant to a right of first refusal described in the proxy statement. Vertex Nevada currently estimates that the cost to construct a functional full-scale commercial process would be approximately $2.5 to $5.0 million, based on throughput capacity. The facility infrastructure would be an additional expense to these proposed process costs and would depend on the location and site specifics of the facility. Vertex Nevada may also seek to utilize other alternative technologies to take petroleum streams and transform them into useful fuel products designed to bring a higher value. These technologies may be available through internal development, acquisitions or licensing arrangements.

MARKET

         Vertex Nevada competes primarily in the used motor oil collection market, as well as in the markets for the refining and trading of petrochemical products. The used motor oil collection market is highly fragmented with more

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

than an estimated 700 used oil collectors nationwide. Based on a U.S. Department of Energy study dated July 2006, the current estimated volume of used motor oil recycled each year is 945 million gallons, of which it is estimated that 83% is burned and 17% is re-refined. Vertex Nevada believes that there is a significant opportunity to increase the percentage of used motor oil that is re-refined rather than burned. Vertex Nevada collected approximately 30 million gallons of used motor oil in 2007, which accounted for approximately 3% of the entire recycled volume and approximately 19% of the estimated 160 million gallons that are re-refined. Collected used motor oil is often recycled and subsequently burned by various users such as asphalt companies, paper mills and industrial facilities as an alternative to their base load natural gas or other liquefied fuels, to offset operational costs. The market size of the refining business in the Gulf Coast Region of the US (Vertex Nevada's primary market) is estimated at
2.0 million barrels per year.


Q. HOW HAS THE BUSINESS OF VERTEX PERFORMED?
A. Below are selected 2008 financials. More detailed financial information is available in the proxy.


                                                        BLACK OIL DIVISION
                                                      (thousands of dollars)
                                                               2008
                              ------------------------------------------------------------------------
                                     Q1                Q2                Q3                Q4
                              ----------------- ----------------- ----------------- ------------------

Revenue                                 11,533            13,141            14,203              6,201
Cost of Goods Sold                      11,033            12,477            13,855              6,181
Gross Margin                               500               664               348                 20
Expenses                                   236               307               326                772
EBITDA                                     264               357                22              (752)


                                                   REFINING & MARKETING DIVISION
                                                      (thousands of dollars)
                                                               2008
                              ------------------------------------------------------------------------
                                     Q1                Q2                Q3                Q4
                              ----------------- ----------------- ----------------- ------------------

Revenue                                  3,130             4,663            10,192              2,060
Cost of Goods Sold                       2,672             3,699             8,596              3,314
Gross Margin                               458               964             1,595            (1,254)
Expenses                                   118               162               154              (311)
EBITDA                                     340               802             1,441              (943)


                                                        9

                                                    VERTEX NEVADA CONSOLIDATED
                                                      (thousands of dollars)
                                                               2008
                              ------------------------------------------------------------------------
                                     Q1                Q2                Q3                Q4
                              ----------------- ----------------- ----------------- ------------------

Revenue                                 14,663            17,804            24,395              8,261
Cost of Goods Sold                      13,705            16,176            22,451              9,495
Gross Margin                               958             1,628             1,943            (1,234)
Expenses                                   354               469               480                461
EBITDA                                     604             1,158             1,463            (1,695)


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

Dear World Waste Technologies Shareholder,

We are pleased to announce the planned merger between World Waste and Vertex Energy, Inc. Our printers began mailing the 350 page proxy statement last week, therefore by Monday, Feb. 23 you should have received via U.S. copy of the following information.

         o        WWT Proxy Card
         o        WWT Proxy Statement
         o        WWT CA Hearing Notice


AT YOUR EARLIEST CONVENIENCE, and certainly NO LATER THAN FEB. 28, please return your Proxy Card (attached) as instructed in your mailed package. This mailing process and the key points of the transaction are described in the Vertex-WWT Merger Q and A (attached). Also, for your convenience, we have made arrangements to vote your proxy on line. If you have not received your proxy package in the mail by the time you receive this email, then please cast your vote on-line as follows:

         1. Call PROXY DIRECT AT 919.481.4000 to obtain your specific shareholder identification and password information to vote on-line. After connecting with the Proxy Direct phone system, select option 3 twice to be connected with the appropriate representative. For security purposes, please be prepared to supply:

                        o    o   Your name
                        o    o   Approximate number/class of shares held
                        o    o   Email address
                        o    o   Telephone number

         2. After receiving this information, Proxy Direct will send you an email of the proxy card (including proper shareholder ID and passwords) and any other materials that you request, which were included in the original mailing. You can then proceed to login and vote at HTTPS://WWW.IPROXYDIRECT.COM to cast your vote.

         3. Alternatively, you may send an email with your request to PROXY@ISSUERDIRECT.COM. Then upon receipt of your information you can complete Step 2 above.

Please note that we are trying to close the merger in the second week of March and it is imperative that we receive all votes AS SOON AS POSSIBLE. For the purpose of this proxy, please know that a non-vote effectively counts as a "NO" vote against the merger.

If you have any questions or concerns, please contact us immediately.

Regards,

John P.

JOHN PIMENTEL
WORLD WASTE TECHNOLOGIES, INC.
20400 STEVENS CREEK BLVD., 7TH FLOOR
CUPERTINO, CA 95014
MOBILE: 650-269-8933

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

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with this proposed transaction, World Waste Technologies, Inc. has filed a definitive proxy statement with the Securities and Exchange Commission on February 6, 2009. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE VERSION OF THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement was recently mailed to the Company's stockholders. In addition, stockholders can obtain the definitive proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC's Web site www.sec.gov or from World Waste Technologies, Inc., (408) 517-3306.

PARTICIPANTS IN THE SOLICITATION

World Waste Technologies, Inc. and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the Company and its directors and executive officers, and their ownership of the Company's securities, is set forth in the definitive proxy statement.

FORWARD-LOOKING STATEMENTS

This Report contains forward-looking statements related to, among other things, the completion of the merger and the other transactions contemplated by the merger agreement. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the merger agreement to satisfy the conditions to closing specified in the merger agreement, including, without limitation, receipt of the affirmative vote of World Waste's shareholders, World Waste's ability to maintain a sufficient cash balance, and other risks and uncertainties outlined in World Waste's documents filed with the SEC. All forward-looking statements and other information in this Report are based upon information available as of the date of this Report. Such information may change or become invalid after the date of this Report, and, by making these forward-looking statements, World Waste undertakes no obligation to update these statements after the date of this Current Report, except as required by law.



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